                                                                    Exhibit 99.1

                                  NEWS RELEASE
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15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION'S DCI SUBSIDIARY RECEIVES $4 MILLION ORDER FOR NEW PRODUCT

Lenexa,  Kansas (October 18, 2005) - Elecsys Corporation (AMEX: ASY),  announced today that the Company's  DCI, Inc.  subsidiary  received an order totaling more than $4 million from a U.S. based high technology firm to manufacture its newest model hand-held  electronic  product.  The ultra rugged  devices,  which have an integrated  custom liquid crystal  display (LCD),  are intended for use in harsh environments.  DCI will produce the complete end product,  including  electronic assembly, mechanical integration, and testing.

The Company plans to ship this order over a period of 18-24 months  beginning in the spring of 2006. DCI currently  manufactures other products for this customer and expects  production of these products to continue on an on-going basis.  The total annualized business volume for products sold to this customer are expected to approach $3 million.

Karl Gemperli, President and Chief Executive Officer, commented, "We are excited to build a long term  relationship  with this customer while we work together to launch  this new  product.  DCI's  commitment  to  excellence  in  manufacturing combined  with our  expertise  in  integrating  custom  LCD's with  cutting-edge electronics makes us an ideal partner for this rugged product application."

An Executive Vice President from the customer's headquarters added, "We selected
DCI not only  because of their  reputation  for  manufacturing  highly  reliable products, which is vital in the demanding environments in which our products are
used,   but  also  for  their  proven  track  record  of   delivering  on  their
commitments."

Elecsys  Corporation is a publicly  traded holding company with two wholly owned subsidiaries,  DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic  interface  solutions for original equipment  manufacturers in the

medical,  aerospace,  communications,  industrial product, and other industries.
DCI has specialized  capabilities to design and efficiently  manufacture  custom electronic assemblies which integrate a variety of interface technologies,  such as custom liquid crystal displays,  light emitting diode displays,  and keypads, with circuit boards and other electronic components.  NTG designs,  markets, and provides remote  monitoring  solutions for the gas and oil pipeline  industry as well as  other  industries  requiring  remote  monitoring  solutions.  For  more information, visit our website at www.elecsyscorp.com.

Safe-Harbor  statement:  The  discussions  set forth in this press  release  may contain  forward-looking  comments based on current  expectations that involve a number of risks and  uncertainties.  Actual results could differ materially from those  projected or suggested in the  forward-looking  comments.  The difference could be  caused by a number  of  factors,  including,  but not  limited  to the factors and conditions that are described in Elecsys  Corporation's SEC filings, including  the Form  10-KSB for the year  ended  April 30,  2005.  The reader is cautioned  that  Elecsys  Corporation  does  not have a policy  of  updating  or revising  forward-looking  statements  and thus he or she should not assume that silence by management of Elecsys  Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.